FOR IMMEDIATE RELEASE

Investor Contact:
Paul J. Crecca	Mark Kurtz
(914) 289-9420	(914) 289-9480
pjcrecca@haightscross.com	mkurtz@haightscross.com

HAIGHTS CROSS COMMUNICATIONS, INC.
ANNOUNCES SUPPLEMENT TO
EXTENDS ITS PRIVATE EXCHANGE OFFER FOR ITS
12 ½% SENIOR DISCOUNT NOTES DUE 2011

White Plains, NY, July 31, 2009 — Haights Cross Communications, Inc. (“HCC” or the “Company”)  today announced that it has distributed a supplement (the “Supplement”) to its private offer to exchange  and consent solicitation (the “Offer”) to qualified investors (“Eligible Holders”) to exchange HCC’s 12 ½% Senior Discount Notes Due 2011 (the “Discount Notes”) for shares of common stock of HCC (the “Common Stock”).

The Company plans to immediately commence discussions with holders of its 11 ¾% Senior Notes due 2011 (“Senior Notes”) to discuss alternative restructuring plans should the Offer fail or otherwise not be consummated, including the possibility of the commencement of a chapter 11 case and plan of reorganization.

The Offer and the Consent Solicitation are part of a restructuring plan that is intended to include an amendment to the Company’s Credit Agreement (the “Credit Agreement”) and certain related transactions, so that HCC and its subsidiaries will no longer be in default under the Credit Agreement.

The Supplement among other things:

•	Lowers the minimum condition threshold from 95% to 90% of the aggregate principal amount of the Discount Notes; and
•	Extends the expiration date of the Offer to 11:59 p.m. on August 6, 2009.

As of the close of business on July 30, 2009, the Company was advised by the information and exchange agent for the Offer that approximately $100 million (at maturity), or 74%, of Discount Notes had been tendered and not validly withdrawn.

The Offer is being made upon the terms and subject to the conditions set forth in the Company's Supplement, the original Offer and the related Letter of Transmittal. The Supplement, the original Offer and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the exchange offer.

The Company currently intends to take advantage of the applicable 30-day grace period with respect to payment of the semi-annual interest due August 3, 2009 on the Discount Notes and due August 17, 2009 on the Senior Notes to pursue the completion of the Offer or other debt restructuring.  The Company’s current forbearance agreement (the “Forbearance Agreement”) and credit agreement for its senior secured term loan (the “Credit Agreement”) prohibits the Company from making interest payments on the Discount Notes or Senior Notes while the Company remains in default under the Credit Agreement. The cure of such default will require, among other things, the successful completion of the Offer.  Under the applicable indenture relating to each of the Discount Notes and Senior Notes, use of the 30-day grace period does not constitute a default that permits acceleration of such notes. In connection with the Supplement, the Forbearance Agreement was extended until August 7, 2009.

In the event that HCC is not able to successfully complete the restructuring, including the Offer, HCC intends to explore all other restructuring alternatives available to it at that time, which may include an alternative out-of-court restructuring or the commencement of a chapter 11 case and plan of reorganization. There can be no assurance that any alternative restructuring arrangement or plan could be accomplished. Moreover, if the Company seeks such bankruptcy relief, holders of Discount Notes may receive consideration that is less than what is being offered in the Offer, and it is possible that such holders may receive no consideration at all for their Discount Notes.

The Offer is being made, and the new shares of Common Stock are being offered, only to Eligible Holders, who consist of accredited investors, or persons other than U.S. persons, in a transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). Any such securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities. Any such Offer or other restructuring proposal, if made, will be made pursuant definitive offering documentation to be provided to Eligible Holders.

About Haights Cross Communications:

Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school libraries, and consumers. Haights Cross companies include: Triumph Learning, Buckle Down Publishing and Options Publishing, and Recorded Books. For more information, visit www.haightscross.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements include without limitation, statements regarding the Company’s restructuring proposals.  Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. The Company cannot assure that it will be successful in completing the Offer or any other restructuring proposal, on the terms outlined in this press release or otherwise.  A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. The risks included above are not exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.